Exhbit 10.12

Construction with Investment and
Management of CNG-LNG

Project Contract

January 26, 2007

This contract is signed by both parties on January 26, 2007 in Xuancheng City.

Parties of this Contract:

People’s Government of Xuancheng City, Anhui Province (hereinafter referred to as Party A)
Legal Representative: Gao Dengbang

China New Energy Development Investment Company Limited (hereinafter referred to as Party B)
Legal Representative: Wang Zhenhong

Sinoenergy Corporation (hereinafter referred to as Party B)
Legal Representative: Deng Tianzhou

In order to promote local economic development and in accordance with relevant regulations of Contract Law of the People’s Republic of China and Company Law of the People’s Republic of China, both parties come to an agreement and sign this contract on Party B invest and construct CNG-LNG project in Xuancheng City upon the principle of mutual benefit and friendly consultation.

Clause I Content and Scale of the Project
1.1 Party A agrees China New Energy Development Investment Company Limited and Sinoenergy Corporation to collectively invest and construct CNG-LNG (Compressed and Liquefied Natural Gas) project in Xuancheng City, Anhui Province. Scale of the project: annual natural gas processing capacity is 300 million m3, the product in initial period is CNG, and the product in future period is LNG. Target of natural gas is settled by Party B.
1.2 Total investment of the project is USD 28 million (refer to the Feasibility Research Report submitted by Party B).
1.3 Party B makes registration in Industrial and Commercial Administration Bureau of Xuancheng City to found “Anhui New Energy Company Limited” with registered capital of USD 5 million in cash.

Clause II Scope, Price and Payment of Land for Construction
2.1 Party A transfers a piece of land of 60Mu to Party B at one time (located in Tianhu Town, Economic Development Zone, Xuancheng City) as industrial land, price of transfer is CNY 112,000/Mu (refer to Clause I of the appendix for relevant contents of the price), and term of use is 50 years. Transfer of the land is executed in accordance with relevant regulations of China.
2.2 Payment is executed according to the Transfer Contract of Use Right of State Land signed between Party B and Municipal Bureau of State Land and Resources.

Clause III Schedule of the Project
After acquiring approval documents and land, construction of this project shall be started within 12 months and actualized according to the schedule defined in the Feasibility Research Report.

Clause IV Programming and Construction
4.1 Party A provides land with “Five Connections and One Flatness” for Party B (refer to Clause II of appendix).
4.2 Party B must develop and use the land according to the use, term and conditions regulated in relevant laws and Transfer Contract of Use Right of State Land. Party B can consign designers with relevant qualifications to make programming and design without violating relevant regulations, and transact capital construction procedure after being examined and approved by relevant authorities.

Clause V Conditions of Construction
Party A shall assist to provide basic establishments of electricity and water, etc. and road red lines connected to land of the project.

Clause VI Management and Administration
6.1 Production and management of Party B must comply with relevant laws and regulations of China, protect state benefits and maintain market order of fair competition.
6.2 Party B shall execute relevant laws and regulations on labor protection, protect legal rights and benefits of employees, participate in social security system and support work of relevant associations.
6.3 Party B shall execute state financial system, submit accountant report forms and statistic report forms to relevant agencies and accept supervision of relevant departments of local government.

Clause VII Environment Protection and Safe Production
7.1 Party B shall ensure environment protection, fire protection and safe production to reach the “Three Simultaneities” during actualizing the project.
7.2 The project of Party B shall legally fulfill environment appraisal procedure, and exhaust of the “Three Wastes” shall reach the state standard.
7.3 During construction and production of the project, Party B shall perform fire protection and safe production strictly according to relevant state regulations and legally fulfill safety appraisal procedure.

Clause VIII Rights and Obligations
Party A:
1. After the project is put into production, enterprise income tax enjoys the “Two Remissions and Three Deductions” policy, and local kept part of value-added tax and other taxations and fees are executed according to the most preferential policies of the country and Economic Development Zone of Xuancheng City.

2. Party A shall ensure the right of legal gas management of Party B in Xuancheng City.
3. Party A shall assist Party B on various approvals during construction and management. Party A shall be responsible for temporary land requisition from the factory of Party B to “Deliver Gas of Sichuan to East Part” Xuancheng Substation High Temperature Pipeline Construction, and Party B shall pay relevant expenses.
4. Party A shall pledge that Party B has adequate independence of management. Party B shall have the right to confirm plan of production and management, collect and use funds, purchase materials for production, organize production and sell products.
5. Party A shall pledge that Party B has adequate right of labor use. Party B can confirm setup of department and employees according to requirement of production and management.
6. Party A shall pledge to provide “On-off” services for the project invested by Party B and settle relevant problems during construction of the project.
Party B:
1. Party B shall pledge that investment of the project is invested on schedule, and shall not privately alter invested project without consent of Party A.
2. Party B shall pledge to make management and pay taxation legally.
3. Party B shall employ employees in accordance with relevant laws and regulations, legally confirm distribution and level of salaries according to management and economic profits, which shall not be lower than the minimum level of Xuancheng City and pay pension, unemployment insurance, medical insurance, industrial injury insurance and procreation insurance.
4. Party B shall accept administration of Party A and comply with various systems of administration of Xuancheng City.

Clause IX Supplement
This agreement is in 6 original copies, and each party shall keep 3 of them, and this agreement shall come into force after being signed and sealed by both parties.

Appendix:

I. Explanation on Price of Land
The price of the land transferred by Party A is CNY 112,000/Mu, including:
1. Fees of approval and certificate;
2. Price of Transferred Land (including all land requisition compensations and removing expenses);
3. Other administrative expenses related with land certificates.

II. Explanation on “Five Connections and One Flatness”
Party A shall pledge that the land provided for Party B is in conformity with basic standard of construction land of development zone.
“Five Connections” means road (road standard of development zone), electricity (double loops), water, CATV and telecommunication. “One Flatness” means the land is backfilled and leveled up according to vertical control.

Party A: People’s Government of Xuancheng City, Anhui Province
Representative: s/ Gang Zhang
Title: Administrative Deputy Mayor
Seal: People’s Government of Xuancheng City

Party B: China New Energy Development Investment Company Limited
Representative: s/ Zhenghong Wang
Title: Chairman
Seal: China New Energy Development Investment Company Limited

Party B: Sinoenergy Corporation
Representative: s/ Tianzhou Deng
Title: Chairman
Seal: Sinoenergy Corporation

Date: January 26, 2007